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                                                                    EXHIBIT 99.1

Most Claims Against DM Mailer Move Forward Toward Trial in Pitney Bowes
Litigation

SANTA MONICA, CALIF , -- September 23, 2003 - Stamps.com (Nasdaq:STMP - News) today provided an update on its patent litigation against Pitney Bowes (NYSE:
PBI). On September 16, 2003, Special Master Edward N. Cahn proposed orders that would allow Stamps.com to move forward with its claims that Pitney Bowes DM Mailer infringes two Stamps.com patents, and that Pitney Bowes ClickStamp Online infringes four Stamps.com patents. Under Special Master Cahn's proposed orders, Pitney Bowes would also be able to move forward with its claims that Stamps.com Internet Postage infringes four Pitney Bowes patents.

Special Master Cahn sent his lengthy reports and proposed summary judgment and Markman orders to U.S. District Judge Joseph J. Farnan, Jr. The Special Master asked for guidance on when the cases will be called for trial. The proposed orders also provide interpretation of the meaning of the various patent claims.

"We are pleased to see our DM claims proceed, and await the chance to prove our case before a jury," said Seth Weisberg, Vice President and General Counsel of Stamps.com.

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ABOUT STAMPS.COM

Stamps.com (Nasdaq: STMP) is a leading provider of Internet-based postage services. Stamps.com enables customers to print U.S. Postal Service-approved postage with just a PC, printer and Internet connection. The company targets its services to small businesses, home offices, and individuals, and currently has partnerships with companies including CompUSA, Earthlink, HP, Microsoft, NCR, Office Depot and the U.S. Postal Service.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release may contain forward-looking statements that involve risks and uncertainties. Important factors, including the company's ability to complete its products and obtain regulatory approval, which could cause actual results to differ materially from those in the forward-looking statements, are detailed in filings with the Securities and Exchange Commission made from time to time by Stamps.com, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2002, its subsequent Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K, if any. Stamps.com undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Stamps.com logo is a registered trademark, and Stamps.com and NetStamps are trademarks of Stamps.com Inc. All other brands and names are property of their respective owners.

STAMPS.COM INVESTOR CONTACT
Austin Rettig
Investor Relations
(310) 581-7552
http://investor.stamps.com

PUBLIC RELATIONS CONTACT INFORMATION
Stephanie Von Allmen
Fitzgerald Communications
(650) 264-1424
svonallmen@fitzgerald.com